UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2014

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Hannover House, Inc.

(Exact name of registrant as specified in its charter)

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Wyoming	000-28723	91-1906973
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or Organization)	File Number)	Identification No.)

1428 Chester Street, Springdale, AR 72764
(Address of Principal Executive Offices) (Zip Code)

479-751-4500
(Registrant’s telephone number, including area code)

f/k/a "Target Development Group, Inc."

f/k/a "Mindset Interactive Corp."

330 Clematis Street, Suite 217, West Palm Beach, Florida 33401 (561) 514-0936
(Former name or former address and former fiscal year, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement. Hannover House, Inc. ("Company") has entered into a non-exclusive manufacturing and fulfillment agreement with AnyThing Media, Inc., ("AMI") effective immediately. Under the terms of the venture, AMI will manufacture DVDs, Blu-Rays and Audio CD products for Hannover House, under a competitive and comparable pricing structure, and with beneficial payment terms. The Company plans to continue to utilize Gentek Media, previously the primary replicator for Company products, for much of its DVD replication needs. Gentek is expected to be a complementary supplier to the AMI manufacturing activities, and an ongoing supplier to Hannover House. As the Company increases its monthly output of new release DVDs, as well as embarks into Audio CDs (with "Lennon Bermuda" as the initial Audio CD release), the availability to multiple media manufacturing suppliers - and the access to open lines of manufacturing credit - are a necessity for timely order fulfillment and corporate growth. AMI operates a media products manufacturing facility in California, and further works as a manufacturing broker for larger quantity needs, or for orders needed under faster turn-around than can be internally serviced by AMI. The engagement of AMI by Hannover House is intended to provide management with order fulfillment options and access to manufacturing lines of credit.

Item 1.02	Termination of a Material Definitive Agreement. The Company is negotiating the terms of a mutual dissolution of the corporate financing venture entered into in May, 2013 with TCA Global Master Fund. Under the agreement as presently structured, the Company anticipates that TCA will agree to forfeit the sum of 10-million shares of the Company's Common Stock, which had been issued per the terms of the agreement. These Common Stock shares will be returned to Treasury, and result in a reduction of the overall share count in issue. If the dissolution and termination of the TCA Global agreement is consummated, the Company does not anticipate any material disruption or negative impact to operations to result.

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Effective as of April 1, 2014, the Board of Directors of the Company approved the restoral of the Authorized Common Stock shares back to the previous cap of 700-million shares.  The Authorized Common Stock shares were established at 700-million shares in 2010, and were modified in 2012 for a period of two years to a reduced cap of 600-million shares.  In respect of potential financing ventures which may require an option for conversion to shares after a one-year aging period, the Company needed to restore the A/S level to make such collateral or conversion mechanisms a viable option.  Any shares which might be issued as collateral for new activity ventures from the restored A/S cap would bear the Rule 144 Sale Restriction, and would be subject to recapture by the Company if, as and when the ventures for which the collateral or conversion options are issued become fully retired from revenue payments.

Unrelated to the restoration of the Company's A/S total, a quantity of shares, restricted from sale under Rule 144, are expected to be issued by the Company in the coming weeks. These shares are being issued to a total of eight (8) creditors and / or service providers in consideration of services rendered and / or debt-to-equity conversions with a direct benefit to the Company's payables total and balance sheet. The total amount of restricted shares authorized by the Board of Directors under these eight transactions is 3,908,852.  All of these shares will bear the Rule 144 Sale Restriction legend and will be unavailable for sale into the marketplace until properly aged under rules governing the maturation of 144 restricted shares.

According to the Company's transfer agent, Standard Registrar & Transfer Co, Inc., the share structure as of March 15, 2014 is as follows:

Total Shares in Issue: 577,532,365

Above amount under Rule 144 Sale Restriction:  140,651,743

Total Shares available for trading:  436,880,622

SECTION 8 — OTHER EVENTS

Item 8.01	Other Events. Notification of Annual Meeting of Shareholders. Notice is hereby made

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 28, 2014	Hannover House, Inc.
	By	/s/ Eric F. Parkinson
Name: Eric F. Parkinson Title: C.E.O.

INDEX TO EXHIBITS

Exhibit No.	Description
1	Not Applicable.